Exhibit 99.2
Nextdoor Reports Third Quarter 2024 Results
•Revenue of $66 million, +17% year-over-year; WAU of 45.9 million, +13% year-over-year
•GAAP net loss of $15 million; Adjusted EBITDA loss of $1 million, representing year-over-year margin improvement of 33 percentage points
•Increases full-year 2024 financial outlook

SAN FRANCISCO, CA, November 6, 2024 — Nextdoor Holdings, Inc. (NYSE: KIND), the essential neighborhood network, today reported financial results for the third quarter ended September 30, 2024.

Nextdoor's highlighted metrics for the quarter ended September 30, 2024 include:

•Total Weekly Active Users (WAU) of 45.9 million increased 13% year-over-year.
•Revenue of $66 million increased 17% year-over-year.
•Net loss was $15 million, compared to $38 million in the year-ago period.
•Adjusted EBITDA loss was $1 million, compared to $20 million in the year-ago period.
•Ending cash, cash equivalents, and marketable securities were $425 million as of September 30, 2024.

"Our Q3 results demonstrate improved growth and operational efficiency," said Nextdoor CEO Nirav Tolia. "WAU increased 13% year-over-year as we continue to attract and engage users with relevant local content. Revenue increased 17% year-over-year reflecting improved ease of use and better performance for advertisers using our Nextdoor Ads Platform."

"We are executing with precision and purpose, better allocating resources toward growth, and have raised our FY 2024 outlook. I'm confident we will continue to deliver solid performance, while also developing NEXT, our complete platform transformation."

For more detailed information on our operating and financial results for the third quarter ended September 30, 2024, as well as our outlook for Q4 and fiscal year 2024, please reference our Shareholder Letter posted to our Investor Relations website located at investors.nextdoor.com.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Revenue	$65,610	$56,092	$182,048	$162,752
Loss from operations	$(20,777)	$(44,376)	$(104,542)	$(124,630)
Net loss	$(14,898)	$(38,116)	$(85,940)	$(107,235)
Adjusted EBITDA(1)	$(1,317)	$(19,799)	$(21,311)	$(60,065)
(1) The following is a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA for the periods presented above:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Net loss	$(14,898)	$(38,116)	$(85,940)	$(107,235)
Depreciation and amortization	777	1,451	3,307	4,356
Stock-based compensation	18,440	23,343	54,181	60,735
Interest income	(5,804)	(6,766)	(19,059)	(18,635)
Provision for income taxes	168	289	683	714
Restructuring charges	—	—	25,517	—
Adjusted EBITDA	$(1,317)	$(19,799)	$(21,311)	$(60,065)

Net loss % Margin	(23)%	(68)%	(47)%	(66)%
Adjusted EBITDA % Margin	(2)%	(35)%	(12)%	(37)%

Nextdoor will host a conference call at 2:00 p.m. PT/5:00 p.m. ET today to discuss these results and outlook. A live webcast of our third quarter 2024 earnings release call will be available in the Events & Presentations section of Nextdoor’s Investor Relations website. After the live event, the audio recording for the webcast can be accessed on the same website for approximately one year.

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its X handle (twitter.com/Nextdoor), and its LinkedIn Home Page (linkedin.com/company/nextdoor-com) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present certain non-GAAP financial measures, such as adjusted EBITDA and adjusted EBITDA margin, in this press release. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.

We use non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Non-GAAP financial measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization

(non-cash expense), interest income, provision for income taxes, and, if applicable, restructuring charges or acquisition-related costs.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

About Nextdoor

Nextdoor (NYSE: KIND) is the essential neighborhood network. Neighbors, businesses of all sizes, and public agencies in more than 340,000 neighborhoods across 11 countries turn to Nextdoor to connect to the neighborhoods that matter to them so that they can thrive. As a purpose-driven company, Nextdoor leverages innovative technology to cultivate a kinder world where everyone has a neighborhood they can rely on — both online and in the real world. Download the app or join the neighborhood at nextdoor.com. For more information and assets, visit nextdoor.com/newsroom.
Contacts
Investor Relations:
John T. Williams
ir@nextdoor.com
or visit investors.nextdoor.com

Media Relations:

Kelsey Grady
Antonia Gray
press@nextdoor.com